EXHIBIT 23




                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-09712) pertaining to the 1993 Stock Incentive Plan of E.W. Blanch Holdings, Inc., the Registration Statement (Form S-8 No. 333-65689) pertaining to the K2 Technologies, Inc. 1994 Stock Plan, K2 Technologies, Inc. 1996 Stock Plan, K2 Technologies, Inc. 1998 Key Person Stock Option Plan, and the Registration Statement (Form S-8 No. 333-45261) pertaining to the Non-Employee Directors' Stock Plan, Directors' Stock Option Plan, Executive Restricted Stock Incentive Plan, 1997 Stock Incentive Plan, and the Retirement Plan, of our report dated January 20, 1999, with respect to the consolidated financial statements of E.W. Blanch Holdings, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1998.


                                             /s/ ERNST & YOUNG LLP


Dallas, Texas
March 30, 1999